Exhibit 99.1

Contact: Katie Reinsmidt, Vice President- Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES ANNOUNCES ADDITION OF KATHLEEN NELSON TO ITS BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (May 5, 2009) - CBL & Associates Properties, Inc. (NYSE: CBL) today announced the appointment of Kathleen Nelson to its Board of Directors. Ms. Nelson will be filling the vacancy resulting from the retirement of Martin J. Cleary from CBL’s Board of Directors in May 2009.

Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience including 36 years at TIAA-CREF. Ms. Nelson held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s Mortgage and Real Estate Division. TIAA’s mortgage and real estate portfolio totaled over $53.0 billion and was invested in all sectors of real estate, of which approximately 25% was invested in retail. Ms. Nelson developed and staffed TIAA’s Real Estate Research Department and created the pre-eminent commercial mortgage loan sales model for TIAA, generating over $10.0 billion in mortgage sales. She retired from this position in 2004 and currently serves as President and Founder of KMN Associates LLC (“KMN”), a commercial real estate investment advisory and consulting firm. KMN advises clients in a variety of commercial real estate transactions including portfolio strategy and capital sourcing.

Ms. Nelson served as the International Council of Shopping Centers’ (“ICSC”) 44th Chairman for the 2003-04 term, has been an ICSC Trustee since 1991, and served as the Treasurer and Chairman for the 1996 ICSC Annual Convention. She also is the Chairman of the ICSC Audit Committee and is a member of various other committees. Ms. Nelson serves on the Board of Advisors to the Rand Institute Center for Terrorism Risk Management Policy, is a member of the Castagna Realty Company Advisory Board and serves on the Board of the Greater Jamaica Development Corporation. She is a member of the Anglo American Real Property Institute, Urban Land Institute, Real Estate Board of New York, Mortgage Bankers Association, and the New York City Investment Fund – Retail Sector Group. Ms. Nelson is a graduate of Indiana University with a B.S. in Real Estate, the University of Chicago Executive Management Program, and the Aspen Institute Leadership Seminar.

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CBL Announces Addition of Kathleen Nelson to Board of Directors

May 5, 2009

“Kathleen is a great addition to our Board of Directors. Her skill set and knowledge will complement and reinforce the strengths of our Board,” stated Charles B. Lebovitz, chairman and chief executive officer of CBL & Associates Properties, Inc. “Kathleen’s experience managing TIAA’s multi-billion dollar commercial real estate portfolio as well as her extensive work with ICSC and other industry organizations provide her with a knowledge base that will serve as a tremendous asset to the organization. She is recognized and respected throughout the industry as a true expert in her field and we are pleased to have her join our Board of Directors.”

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 159 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 86.0 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has five projects under construction totaling 2.4 million square feet including Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; The Promenade in D’Iberville, MS; and two lifestyle/associated centers. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com

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